Filed Pursuant to Rule 433
Dated 08/09/06
Registration Statement No. 333-132201

Toyota Motor Credit Corporation
Principal-Protected Notes Linked to DJ-AIGCI Due 2009
Final Term Sheet

Issuer: Toyota Motor Credit Corporation

Rating of Issuer's Senior Debt: Aaa (Stable Outlook) /AAA (Stable Outlook) (Moody's/S&P)

Underlying Index: Dow Jones-AIG Commodity IndexSM ("DJ-AIGCISM")

Security: Principal-Protected Notes Linked to DJ-AIGCISM Due August 17, 2009

Sole Underwriter: Citigroup Global Markets Inc.

Principal Amount Issued: US$36,000,000

Pricing Date: August 9, 2006

Issue Date: August 17, 2006

Maturity Date: August 17, 2009

Issue Price: 100% of the principal amount

Interest Rate: None

Payment at Maturity: For each $1,000 note, $1,000 plus a Return
Amount, which may be positive or zero

Return Amount: For each $1,000 Note, $1,000 x Index Return, provided that the Index Return will not be less than zero; otherwise $0.

Index Return: [Ending Level - Starting Level]/Starting Level, capped at 75%

Starting Level: 176.573, which is the settlement price in USD of the Dow Jones-AIG Commodity Index on the Business Day prior to Pricing Date (i.e. August 8, 2006) as quoted on Reuters page AIGCI1 at 5:00 p.m. New York time.

Ending Level: The settlement price in USD of the Dow Jones-AIG Commodity Index on the Business Day that is two Business Days prior to Maturity Date (i.e. August 13, 2009) as quoted on Reuters page AIGCI1 at 5:00 p.m. New York time, subject to certain market disruption events (see the final pricing supplement for more information on market disruption events).

Day Count: 30/360 unadjusted

Early Redemption: None

Business Day: London, New York
Modified Following Business Day Convention

Calculation Agent: Citibank, N.A.

Form and Denomination: Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement: DTC

Listing: None

CUSIP: 89233PYY6


"Dow Jones," "AIGR," "Dow Jones-AIG Commodity IndexSM," and "DJ-
AIGCISM" are service marks of Dow Jones & Company, Inc. ("Dow Jones") and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by Toyota Motor Credit Corporation ("TMCC"). The Notes based on the Dow Jones-AIG Commodity IndexSM, are not sponsored, endorsed, sold or promoted by Dow
Jones, AIG Financial Products Corp. ("AIG-FP"), American International
Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s).

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates to TMCC is the sublicensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity IndexSM, which are determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to TMCC or the Notes. Dow Jones and AIG-FP have no obligation to take the needs of TMCC or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity IndexSM. None of Dow Jones, American International Group, AIG-
FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall haveany obligation or liability, including, without limitation, to holders of the Notes, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by TMCC, but which may be similar to and competitive with the Notes. In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively tradecommodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM and the Notes.

This termsheet relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International
Group, AIG-FP or any of their subsidiaries or affiliates. The information in this termsheet regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity IndexSM components in connection with the Notes. None of Dow
Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG
Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP
OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE
ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG
COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND
NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP
OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS
THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL
GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES
MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO
BE OBTAINED BY TMCC, OWNERS OF THE NOTES, OR ANY OTHER
PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG
COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF
DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY
OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL
WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-
AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY
OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR
ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR
CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE
POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY
BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG
DOW JONES, AIG-FP AND TMCC, OTHER THAN AMERICAN
INTERNATIONAL GROUP.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.